Exhibit 5.1

Michael E. Tenta

T: +1 650 843 5636

mtenta@cooley.com

March 11, 2014

Aquinox Pharmaceuticals, Inc.

450 - 887 Great Northern Way

Vancouver, BC V5T 4T5

Ladies and Gentlemen:

You have requested our opinion as your counsel with respect to certain matters in connection with the filing by Aquinox Pharmaceuticals, Inc., a Delaware corporation (the “Company”), of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission covering the offering of up to an aggregate of 1,423,416 shares of the Company’s Common Stock, par value $0.000001 per share (the “Common Stock”), including (a) 596,827 shares of Common Stock (the “2006 Shares”) pursuant to the Company’s Joint Canadian Stock Option Plan (“2006 Plan”) and (b) 826,589 shares of Common Stock (the “2014 Shares”) pursuant to the Company’s 2014 Equity Incentive Plan (the “2014 Plan”, and together with the 2006 Plan, the “Plans”).

In connection with this opinion, we have examined and relied upon (a) the Registration Statement and related prospectuses, (b) the Plans, (c) the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, as currently in effect as of the date hereof and (d) such other documents, records, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof (except that such assumption is not made with respect to the due execution and delivery of documents by the Company).

As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not sought independently to verify such matters. Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the 2006 Shares and the 2014 Shares, when sold and issued in accordance with the 2006 Plan and the 2014 Plan, respectively, and the Registration Statement and related prospectuses, will be validly issued, fully paid, and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

FIVE PALO ALTO SQUARE, 3000 EL CAMINO REAL, PALO ALTO, CA 94306-2155 T: (650) 843-5000 F: (650) 849-7400 WWW.COOLEY.COM

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

COOLEY LLP

By:	/s/ Michael E. Tenta
Michael E. Tenta

FIVE PALO ALTO SQUARE, 3000 EL CAMINO REAL, PALO ALTO, CA 94306-2155 T: (650) 843-5000 F: (650) 849-7400 WWW.COOLEY.COM